Exhibit 10.1

Certain information has been excluded from this agreement (indicated by “[***]”) because Taysha Gene Therapies, Inc. has determined such information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

RESEARCH, COLLABORATION & LICENSE AGREEMENT

AGT. NO. 2020-0029/L3720-Taysha

This Research, Collaboration & License Agreement (this “Agreement”) is dated as of November 19, 2019 (the “Effective Date”) by and between The Board of Regents of the University of Texas System (“System”), an agency of the State of Texas, on behalf of The University of Texas Southwestern Medical Center (“UT Southwestern”), a component institution of System (“Licensor”), and Taysha Gene Therapies, Inc. a corporation organized under the laws of the state of Texas (“Licensee”). Licensor and Licensee may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS:

WHEREAS, Licensee is a biotechnology company with expertise in the development, manufacture and commercialization of human therapeutic products for treatment of genetic disorders.

WHEREAS, UT Southwestern, through Dr. Steven Gray, Dr. Berge Minassian and the Gray Laboratory, have technology and expertise in the research and development of gene therapy products.

WHEREAS, the Research Program contemplated by this Agreement is of mutual interest to Licensee and Licensor and may benefit Licensee and Licensor through the creation or discovery of new inventions and the development and commercialization of Licensed Products (as defined below).

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“AAV” means adeno-associated virus.

1.2

“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting stock of such Person, or by contract or otherwise.

1.3	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.4

“cGMP” means those current practices, as amended from time to time, related to the manufacture of pharmaceutical products and any precursors thereto promulgated in guidelines and regulations of standard compilations including the GMP Rules of the World Health Organization, the United States Code of Federal Regulations, the Guide to Inspection of Bulk Pharmaceutical Chemicals (established by the United States Department of Health and Human Services), the Pharmaceutical Inspection Convention, and the European Community Guide to Good Manufacturing Practice in the production of pharmaceutical products, and equivalent guidelines, regulations and standards in the Territory, as such guidelines, regulations and standards may be amended from time to time.

1.5

“Clinical Study” means a Phase 1 Study, Phase 1/2 Study, Phase 2 Study, or Phase 3 Study, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an application for Regulatory Approval.

1.6

“CNS Monogenic Rare Disorder” means a rare disease or condition (as determined in accordance with Sec. 526 of the FD&C Act or corresponding Laws outside the United States) with significant morbidity in the central nervous system (CNS) or peripheral nervous system (PNS) caused by a gain-of-function or loss-of-function mutation in a specific gene.

1.7	“Commercially Reasonable Efforts” means the efforts and resources that [***] would use for [***] of similar commercial potential and similar stage of development, taking into account [***].

1.8

“Contract Quarter” means the three-month periods ending on March 31, June 30, September 30 and December 31, or any stub-period thereof at the commencement of this Agreement or the expiration or termination of this Agreement.

1.9

“Controlled” means, with respect to intellectual property rights, that a Party or one of its Affiliates owns or has a license or sublicense to such intellectual property rights and has the ability to provide, grant a license or sublicense to, or assign its right, title and interest in and to, such intellectual property rights as provided for in the Agreement without violating the terms of any other agreement or other arrangement with any Third Party.

1.10	“EMA” means the European Medicines Agency and any successor entity thereto.

1.11	“Exclusive Option Indications” means each of the following indications for a Gene Therapy Product: [***].

1.12	“FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.13	“FD&C Act” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.14

“Field of Use” means [***] uses in humans. For clarity, any and all uses in non-humans, including any and all veterinary uses in companion animals and livestock species, is excluded from the Field of Use.

1.15	“FIH” means on a Licensed Product-by-Licensed Product basis, a first in human Clinical Study for a Licensed Product.

1.16

“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Licensed Product in such country to a Third Party by Licensee, or any of its Affiliates or Sublicensees, in each case, after Regulatory Approvals have been obtained for such country.

1.17	“Gene Therapy Product” means a pharmaceutical product (or proposed or prospective pharmaceutical product) that [***]. For clarity, Gene Therapy Products do not include [***].

1.18

“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.19

“Gray Laboratory” means Dr. Steven Gray and Dr. Berge Minassian and all individuals who are under the direct or indirect supervision or control of Dr. Steven Gray or Dr. Berge Minassian at Licensor (as a group or individual basis as applicable herein).

1.20

“IND” means an Investigational New Drug Application as defined in the FD&C Act and the regulations promulgated thereunder, or (b) the equivalent application to the equivalent regulatory authority in any other regulatory jurisdiction, including a Clinical Trial Authorization (“CTA”) to the European Medicines Agency, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.21

“Indication” means each of the following indications for a Gene Therapy Product: (a) Named Indications and (b) Exclusive Option Indications added to the Agreement through exercise of an Exclusive Indication Option. “Indication” shall not include indications for which a Research Program SRA has not been timely executed pursuant to Section 2.2.1, an indication for which a Research Program has expired pursuant to Section 2.2.5, nor an indication that has failed as provided in Section 2.8.

1.22

“Know-How” means intellectual property, data, results, pre-clinical and clinical protocols and study data, chemical structures, chemical sequences, information, inventions, formulas, techniques, methods, processes, procedures and developments. “Know-How” does not include Licensor Patent Rights claiming any of the foregoing. “Know-How” also does not include Licensed Materials.

1.23	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.24

“Licensed Know-How” means all Know-How and Licensed Material that is Controlled by Licensor and (a) developed by the Gray Laboratory as of the Effective Date or (b) developed in the Gray Laboratory under the Research Program or pursuant to any Research Program SRA (including but not limited to all Research Results), and in each case (a) and (b) is necessary or reasonably useful to develop, make, use, sell, offer for sale or import a Licensed Product for the Indication in the Field of Use.

1.25

“Licensed Material” means biological or chemical materials that are Controlled by Licensor and necessary or useful to exploit the licenses granted to Licensee under the Agreement as of the Effective Date or at any time during the Term. Such biological and chemical materials include cell lines (including but not limited to the [***]), viral seed stocks, product-specific reference materials, platform or product specific assay controls and reagents that are not available as standard commercial items.

1.26

“Licensed Product” means any (a) process, service or method covered by a Valid Claim or Licensed Know-How, or whose use or practice would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim, or would infringe a Valid Claim once issued (“Method”); (b) article, composition, apparatus, substance, chemical or any other material covered by a Valid Claim or Licensed Know-How, or whose manufacture, import, use offer for sale or sale would, absent the License, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim or would infringe a Valid Claim once issued; or (c) service, article, composition, apparatus, chemical, substance or any other material made, used or sold by or utilizing or practicing a Method, or (d) any product that incorporates or makes use or is made through use of material Licensed Know-How.

1.27

“Licensor Patent Rights” means (a) the Patent Rights listed in Exhibit A Controlled by Licensor as of the Effective Date, (b) the Patent Rights Controlled by Licensor that are necessary or useful for the development of Licensed Products, including but not limited to Patent Rights that claim a method of manufacturing or producing a component contained in a Licensed Product; (c) any Patent Rights Controlled by Licensor and conceived and reduced to practice by Dr. Gray, Dr. Minassian or the Gray Laboratory in the conduct of a Research Program; (d) any Patent Rights conceived and reduced to practice in the conduct of a Research Program SRA; (e) any corresponding foreign Patent Rights to the foregoing.

1.28	“Named Indications” means: [***].

1.29

“Patent Rights” means (a) patents and patent applications, together with any unlisted patents and patent applications claiming priority thereto, and any continuations, continuations-in-part, reissues, reexamination certificates, substitutions, divisionals, supplementary protection certificates, renewals, registrations, extensions including all confirmations, revalidations, patents of addition, PCTs, and pediatric exclusivity periods and all foreign counterparts thereof, and any patents issued or issuing with respect to any of the foregoing and (b) all official correspondence relating to the foregoing.

1.30

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.31

“Phase 1 Study” means a clinical study of a drug candidate in human patients with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in 21 C.F.R. §312.21(a), or a comparable clinical study prescribed by the relevant regulatory authority in a country other than the United States. The drug candidate can be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.32	“Phase 1/2 Study” means a clinical study of a drug candidate in diseased human patients that satisfies the requirements of a Phase 1 Study and a Phase 2 Study.

1.33

“Phase 2 Study” means a clinical study of a drug candidate in human patients with the primary objective of characterizing its activity in a specific disease state as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. §312.21(b), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States including a human clinical study that is also designed to satisfy the requirements of 21 C.F.R. §312.21(a) or corresponding foreign regulations and is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. §312.21(b) (or corresponding foreign regulations) or otherwise to enable a Phase 3 Clinical Study (e.g., a phase 1/2 trial). The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.34	“Phase 3 Study” means a clinical study of a drug candidate in human patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21(c), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States. The relevant drug candidate may be administered to patients as a single agent or in combination with other investigational or marketed agents.

1.35	“Quarterly Payment Deadline” means the day that is sixty (60) days after the last day of any particular Contract Quarter.

1.36

“Regulatory Approval” means, with respect to a product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient for the manufacture, distribution, use, marketing and sale of such pharmaceutical product in such jurisdiction in accordance with Laws. “Regulatory Approval” does not include authorization by a Regulatory Authority to conduct named patient, compassionate use or other similar activities.

1.37

“Regulatory Authority” means any Governmental Body, including the FDA or EMA, or any successor agency thereto, that has responsibility for granting any licenses or approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a pharmaceutical product in any country.

1.38

“Research Program SRAs” means the sponsored research agreements setting forth the Parties’ roles and responsibilities for an Indication in furtherance of the Research Program, and as may be amended from time to time with written approval of the JSC or (to the extent provided herein) both Parties.

1.39

“Research Program” means the pre-clinical discovery, research, and development program of Licensed Products in the Field of Use for the Indications funded by Licensee and to be conducted by the Parties hereunder.

1.40

“Research Results” means all any and all ideas, information, inventions, developments, animate and inanimate materials, including live animals, discoveries, software, know-how, methods, techniques, formulae, data, software, processes, methodologies, techniques, biological materials, software and works of authorship, whether patentable or copyrightable, that are first conceived, discovered, developed, reduced to practice, or generated in the performance of the Research Program by the Gray Laboratory, including any unpatentable inventions discovered, developed or conceived in the conduct of the Research Program. Research Results expressly excludes Licensor Patent Rights.

1.41	“Sublicensee” means a Person (including any Affiliate) to which a Sublicense is granted pursuant to the terms of Section 3.4.

1.42

“Sublicense Documents” means any and all agreements, amendments or written understandings entered into with a Sublicensee (including any of its Affiliates) that are directly or indirectly related to a Sublicense, Licensor Patent Rights or Licensed Product.

1.43

“Tax” means all taxes, duties, fees, premiums, assessments, imposts, levies, rates, withholdings, dues, government contributions and other charges of any kind whatsoever, whether direct or indirect, together with all interest, penalties, fines, additions to tax or other additional amounts, imposed by any Governmental Body.

1.44	“Third Party” means any Person other than Licensor, Licensee or any of their respective Affiliates.

1.45

“Transition Point” or “TP” means on a Licensed Product-by-Licensed Product basis the date on which the IND-enabling studies for such Licensed Product under the Research Program have been completed and immediately prior to filing of the IND, unless otherwise agreed by the Parties.

1.46	“United States” or “US” means the United States of America, its territories and possessions.

1.47

“Valid Claim” means a claim of (a) an issued and unexpired patent in Licensor Patent Rights which claim has not been revoked or held unenforceable or invalid by a decision of a court of governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer; or (b) a pending patent application (that has been pending for no more than [***] from the filing date of such application) that is included in Licensor Patent Rights which was filed and is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

1.48	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
Agreement	Introductory Clause
Bankruptcy Action	10.3.2
Confidential Information	7.1
CTA	1.21
Disclosing Party	7.1
Effective Date	Introductory Clause
Exclusive Indication Option	2.5
Exclusive Option Period	2.5
Failed Indication	2.8
Initial Financing	5.7
Infringement Notice	6.3.1
Joint Steering Committee (“JSC”)	2.9.1
License	3.1
Licensee	Introductory Clause
Limited Exclusivity Covenant	2.7
Licensor	Introductory Clause
Licensor Indemnitees	9.1.1
Method	1.27
Ongoing Patent Costs	6.2.2
Party or Parties	Introductory Clause
Patent Costs	6.2.1
Patent Counsel	6.1.1
Progress Report	5.8
Prosecution Request	6.1.2
Receiving Party	7.1
Research Term	2.2.1
R&D Extension Term	2.2.1
Sublicense	3.4.1
System	Introductory Clause
Term	10.1
UT Southwestern	Introductory Clause

ARTICLE 2

COLLABORATION PROGRAMS; GOVERNANCE

2.1

Overall Project. The Parties desire to collaborate with respect to the pre-clinical development of Licensed Products, as set forth in more detail in this Article 2, in each Indication within the Field of Use, with the goal of identifying one or more Licensed Products for clinical development and commercialization in each Indication. As more specifically outlined herein, Licensor will be responsible, in consultation with Licensee through the JSC, for preclinical development activities, including IND-enabling studies, GMP clinical manufacturing, natural history studies, FIH Clinical Studies and compassionate use studies (if authorized by Licensee) and all activities set forth in Research Program SRAs that are not identified therein as Licensee’s responsibilities. Licensee will be responsible for regulatory strategy and operations, clinical development, GMP commercial scale manufacture, process development, commercial development, business development, corporate infrastructure and commercialization of all Licensed Product.

2.2	Research.

2.2.1

During the period of [***] following the Effective Date (“Research Term”), Licensee shall provide research and development funding to Licensor pursuant to Research Program SRAs to fund the Research Program for each Indication. The Parties shall enter into one or more Research Program SRAs within [***] after the Effective Date to fund Licensor’s pre-clinical research and development activities for the [***] Named Indications. The Parties shall enter into additional Research Program SRAs as additional Indications are added to the Research Program as provided in this Agreement. Licensee shall also provide early discovery funding to Licensor pursuant to Research Program SRAs to fund early discovery research for each of the Exclusive Option Indications within [***] after the Effective Date. Upon mutual agreement of the Parties, the Research Term may be extended for additional terms with respect to one or more Indications or Exclusive Option Indications as determined by the Parties (“R&D Extension Term,” which shall extend the Research Term) on terms to be mutually agreed to by the Parties. For clarity, neither Party is under any obligation to extend the Research Term.

2.2.2

Licensor shall conduct the Research Program in accordance with the Research Program SRAs and the other terms and conditions of this Agreement. Except as otherwise provided in this Agreement or any of the Research Program SRAs by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement conflicts with any provision in any Research Program SRA, the provision contained in this Agreement shall govern and control.

2.2.3

The JSC shall review the Research Program SRAs at least [***] per Calendar Year. Subject to compliance with Section 2.3.2, the JSC may amend the Research Program plans executed under a Research Program SRA at any time, including amendments to include further activities, including corresponding revisions to the budget provided for therein.

2.2.4	Licensor shall maintain records of the results of the Research Program in sufficient detail and in good scientific manner appropriate for patent purposes to properly reflect all work done and results achieved; provided that maintenance of records in accordance with Licensor’s policies shall be deemed to satisfy this requirement. Licensor will provide task-based, scientific reports of the progress and results of the Research Program on a schedule to be agreed to in writing by the Parties. Upon Licensee’s reasonable request, Licensor will disclose and deliver Research Results to Licensee, and will provide Licensee with such additional information and technical assistance as may be reasonably needed for Licensee to interpret and use such Research Results. Licensor shall maintain records of the use of the funds provided by Licensee pursuant to a Research Program SRA as specified in the applicable Research Program SRA and shall make such records available to Licensee upon reasonable notice during Licensor’s normal business hours.

2.2.5

The Parties hereby acknowledge that there are inherent uncertainties involved in the research and development of products and such uncertainties form part of the business risk involved in undertaking the Research Program. Accordingly, in the event that upon completion of the portion of a Research Program SRA associated with a specific Indication, the Parties do not develop or identify a suitable candidate to propose as a development candidate for that Indication, then the corresponding portion of the Research Program shall expire, and neither Party shall have any further obligations to the other under that portion of the Research Program or the applicable Research Program SRA.

2.2.6

Each Party will have the right to engage Third Party subcontractors to perform certain of its obligations under this Agreement; provided that Licensor’s right to engage Third Party subcontractors is subject to Licensee’s prior written consent. Any subcontractor to be engaged by a Party to perform a Party’s obligations set forth in the Agreement must meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will enter into such Party’s standard nondisclosure agreement consistent with such Party’s standard practices which agreement shall be as least as protective as the nondisclosure obligations set forth herein. Any Party engaging a subcontractor hereunder will remain responsible and obligated for such activities and will not grant rights to such subcontractor that interfere with the rights of the other Party under this Agreement. Furthermore, if Licensor engages any subcontractor to perform any activities that would otherwise be performed by Dr. Gray, Dr. Minassian or the Gray Laboratory, any research, development, or other innovation performed or made by such subcontractor in connection with that engagement will, for purposes of this Agreement, be deemed to have been performed or made by Dr. Gray, the Gray Laboratory or Dr. Minassian, as the case may be.

2.3	Funding of the Research Program.

2.3.1	Each Research Program SRA entered into between the Parties shall include a budget for the applicable portion of the Research Program.

2.3.2

If at any time Licensor determines that it will require additional funds for any Research Program SRA then in effect, it will notify Licensee and provide a good faith estimate and itemized budget of the additional amount. If the Parties cannot agree on an updated budget for the applicable Research Program SRA, the Parties shall submit the dispute to the JSC for review and determination. Notwithstanding the foregoing: [***].

2.4

Unavailability of Dr. Steven Gray or Dr. Minassian. If either Steven Gray, PhD or Berge Minassian, MD becomes unavailable for any reason, Licensor may propose another member of its faculty who is acceptable to Licensee, to oversee the performance of Licensor’s portion of the Research Program. If Licensee agrees to the proposed substitution, the Parties will amend the definition of the Gray Laboratory (effective on a going-forward basis) to describe the group within Licensor that will be continuing the Research Program. If a substitute faculty member (or faculty members) acceptable to Licensee has not been agreed upon within [***] after Steven Gray, PhD or Berge Minassian MD is no longer available to oversee and support the performance of the Research Program, or if the Parties have not agreed upon an amendment to the definition of the Gray Laboratory within that same time period, Licensee may transfer all outstanding Research Program SRAs to Licensee.

2.5

Exclusive Indication Option. For a period of [***] following the Effective Date (“Exclusive Option Period”), Licensee will have the exclusive option to include in the Research Program any of the Exclusive Option Indications (“Exclusive Indication Option”). Licensee may exercise its Exclusive Indication Option to add any number of the Exclusive Option Indications during the Exclusive Option Period by providing written notice to Licensor, and may add one or more of the Exclusive Option Indications at different times during such period. Within [***] following notice of the exercise of such Exclusive Indication Option, the Licensor will develop and propose a work plan and budget for the preclinical and development costs through IND-enabling studies to be conducted at Licensor for a Licensed Product for such Exclusive Option Indication(s) to supplement any previously conducted research under a Research Program SRA. Within [***] of Licensee’s receipt of such budget and work plan, Licensee shall decide whether to proceed with the exercise of such Exclusive Indication Option. If Licensee proceeds, Licensee shall provide written notice to Licensor and the Parties shall enter into an amendment to the current Research Program SRA for such Exclusive Option Indication for such additional work and such Exclusive Option Indication shall become an Indication under the terms of this Agreement.

2.6

Natural History Studies. During the Research Term, Licensor, through the Gray Laboratory, may conduct natural history studies relating to the Research Program, subject to the Parties’ having reached mutual agreement upon the terms of the funding, rights to the data arising from such studies and other terms in a Research Program SRA.

2.7

Exclusivity. On an Indication-by-Indication basis during the Research Term for such Indication until the earlier of (a) transfer of the Research Program to Licensee and (b) completion of all tasks for such Indication by Licensee under the Research Program SRA, for such Indication plus an additional [***] after achievement of TP for such Indication, Licensor will ensure that Dr. Gray, Dr. Minassian, and the Gray Laboratory shall not collaborate with any commercial Third Party to develop another Gene Therapy Product for the same Indication (as such Indication is updated throughout the agreement when additional indications are included pursuant to this Agreement) (“Limited Exclusivity Covenant”).

2.8

Program Failure. In the event that the portion of the Research Program associated with any Licensed Product for any Indication fails at a key decision point during the Research Program, as such failure is objectively defined in the work plan for such project, and a decision is subsequently made by the Licensee to discontinue further development of the program for such Indication (“Failed Indication”), any remaining funding allocated for the Failed Indication program pursuant to a Research Program SRA (minus wind-down and non-cancellable expenses) will be promptly returned to Licensee or allocated as set forth in the Research Program SRA.

2.9	Governance.

2.9.1	Joint Steering Committee.

(a)

Formation; Composition. Within [***] of the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of [***] representatives from each Party with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Licensor and Licensee. Each Party may replace its JSC representatives at any time upon written notice to the other Party.

(b)	Specific Responsibilities. The JSC will:

(i)    oversee the Research Program, including but not limited to any Research Program SRAs entered into between the Parties;

(ii)    approve (once acceptable to the JSC) any amendments to Research Program SRAs [***], subject to clause (b) of Section 2.3.2;

(iii)    determine whether Licensor or Licensee will contract directly with subcontractors;

(iv)    use good-faith efforts to resolve any disagreement between the Parties relating to the Research Program and any Research Program SRA;

(v)    establish such additional subcommittees as it deems necessary to achieve the objectives and intent of the Research Program; and

(vi)    use good-faith efforts to resolve other issues presented to it by either Party pertaining to the administration of the Research Program or other matters covered by this Agreement.

For clarity, once a development candidate for an Indication is named, the JSC shall meet and determine if Licensee or Licensor is better suited to continue with the drug development process and if any obligations of a Party pursuant to an SRA should be transferred to the other Party in order to develop such development candidate more efficiently.

(c)

Reporting. Each Party shall keep the JSC informed on the progress of the activities under the Research Program then currently ongoing under a Research Program SRA, including delivering quarterly written updates of its progress under any Research Program SRAs to the JSC at least [***] in advance of each JSC meeting.

(d)

Meetings. During the performance of Research Program SRAs by Licensor, the JSC will meet at least quarterly. Following the completion of Licensor’s performance of the Research Program SRAs, the Parties may agree to meet to discuss items previously addressed by the JSC, but the JSC shall no longer meet for such Indication. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least [***] meetings per Calendar Year will be in person unless the parties mutually agree in writing to waive such requirement. In-person JSC meetings will be held at locations at Licensor’s facilities in Dallas. Meetings of the JSC will be effective only if all representatives of each Party are present or participating in such meeting. The JSC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The secretary of the JSC (as appointed by the members of the JSC) shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the JSC within [***] after each meeting and shall be approved, if appropriate, at the next meeting. All records of the JSC shall at all times be available to both Licensor and Licensee.

(e)

Decision-Making. The representatives from each Party on the JSC will have, collectively, one (1) vote on behalf of that Party. If the JSC is unable to reach agreement on any issue or matter for which it is responsible, such disputed matter will be escalated to Licensee’s Chief Executive Officer and Licensor or their designee, for discussion in good faith. In the event that after escalation the Parties are unable to reach agreement with respect to the disputed matter, then [***]. If Licensee assumes performance of Licensor’s obligations under a Research Program SRA with respect to a particular Indication, Licensee shall pay Licensor all costs through the date of transition to Licensee per the budget of the Research Program SRA for such Indication.

ARTICLE 3

LICENSES AND OTHER RIGHTS

3.1	Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates the following (collectively, the “License”):

3.1.1

an exclusive, worldwide, royalty-free, right and license (with the right to sublicense through multiple tiers, subject to the provisions of Section 3.4), under Licensor Patent Rights to make, have made, use, sell, offer for sale and import Licensed Products for the Indications in the Field of Use during the Term; and

3.1.2

a non-exclusive, world-wide, royalty-free, right and license (with the right to sublicense through multiple tiers subject to the provisions of Section 3.4), under Licensed Know-How and Licensed Materials (and Licensor’s intellectual property rights therein) to use and practice the same in order to make, have made, use, sell, offer for sale and import Licensed Products for the Indications in the Field of Use during the Term.

3.2

Retained Rights. Notwithstanding the License, Licensor retains the right under Licensor Patent Rights to: (a) conduct educational, non-commercial research, clinical activities and patient care activities itself, including, but not limited to sponsored research, and (b) authorize non-commercial Third Parties to conduct educational, non-commercial research and clinical activities and patient care activities; provided that in all cases clinical research may not be conducted with a specific vector and transgene combination once such is identified in a Research Program SRA or by the JSC, except as permitted in a clinical study agreement between the Parties or otherwise permitted by the Licensee.

3.3

U.S. Government Rights. The License is expressly subject to all applicable provisions of any license to the United States Government executed by Licensor and is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. §§200-212, applicable governmental implementing regulations, and the U.S. Government sponsored research agreement or other guidelines, including that products that result from intellectual property funded by the United States Federal Government that are sold in the United States be substantially manufactured in the United States.

3.4	Grant of Sublicense by Licensee.

3.4.1

Licensor grants to Licensee the right to grant sublicenses, in whole or in part, under the License (each, a “Sublicense”) subject to the terms and conditions of this Agreement and specifically this Section 3.4. The term Sublicense shall include any grant of rights under the License by a Sublicensee to any downstream Third Party, such downstream Third Party shall also be considered a Sublicensee for purposes of this Agreement.

3.4.2

All Sublicenses will (a) be issued in writing, and (b) to the extent applicable, include all of the rights of Licensor and require the performance of obligations due to Licensor (and, if applicable, the U.S. Government under 35 U.S.C. §§200-212). A Sublicense Document shall not grant rights in the Licensor Patent Rights, Licensed Know-How, or Licensed Materials that exceed the scope and rights granted to Licensee hereunder. Sublicensee must agree in writing to be bound by the applicable terms and conditions of this Agreement and shall indicate that Licensor is a third party beneficiary of the Sublicense Document.

3.4.3

Licensee shall deliver to Licensor a true, complete, and correct copy of each Sublicense Document within [***] days following the applicable execution, modification, or termination of such Sublicense Document which agreement may be redacted to remove confidential information of sublicensee. If the Sublicense Document is not in English, Licensee shall provide Licensor an accurate English translation in addition to a copy of the original agreement.

3.5

Delivery of Know-How. Licensor shall upon Licensee’s reasonable request and at Licensee’s cost and expense, disclose and deliver Licensed Know-How and/or Licensed Materials to Licensee, and will provide such technical assistance as may be reasonably needed for Licensee to interpret and use such Licensed Know-How and/or Licensed Materials for the exploitation of the License.

3.6

No Implied License. Each Party acknowledges that the rights and licenses granted in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. All rights with respect to any know-how, patent or other intellectual property right rights that are not specifically granted herein are reserved to the owner thereof.

ARTICLE 4

FINANCIAL PROVISIONS

4.1

Equity Issuance. On the Effective Date, and in partial consideration of the rights and licenses granted to Licensee under this Agreement, Licensee and Licensor shall enter into an Equity Issuance Agreement in the form attached as Exhibit B. Licensee shall issue Licensor shares of common stock of Licensee equal to [***] of the fully-diluted common stock of Licensee with assignable participation rights included in such Equity Issuance Agreement. The calculation of fully-diluted ownership in this Article 4 shall include all shares of common stock outstanding as of the date in question, assuming conversion of all convertible debt and equity and the exercise of all authorized capital stock and equity rights, including options, warrants, calls, rights, commitments, and agreements of any character (including any Simple Agreement for Future Equity) obligating Company to issue, deliver, or sell any shares of capital stock or that Company is obligated or committed to issue, deliver, or sell, including any such capital stock or equity rights that an investor has agreed may be authorized to be issued pursuant to any incentive compensation plan after the closing of a financing.

4.2	[***].

ARTICLE 5

CLINICAL DEVELOPMENT, REGULATORY AFFAIRS; COMMERCIALIZATION

5.1

Development. Licensee will be responsible for all post-TP Licensed Product development activities including all clinical testing, regulatory approvals, marketing and commercialization (except for manufacturing of Licensed Products in support of these activities, which may be performed by Licensee and Licensor, pursuant to a mutually agreed upon manufacturing agreement with Licensee).

5.2

Clinical. Licensee shall be responsible for all clinical activities and lead regulatory interactions for the Licensed Products for each Indication under this Agreement. Without limiting the foregoing, Licensee may, but does not have the obligation, to contract with Licensor to conduct a FIH Clinical Study for each Licensed Product developed under the Research Program. Licensee will consider in good faith using Licensor as a study site for one or more studies where Licensor can reasonably demonstrate that Licensor’s capabilities and costs are reasonably comparable to other potential study sites. If Licensor is willing and able to conduct a Clinical Study for a Licensed Product developed under the Research Program, the Parties will negotiate a separate clinical study agreement and a separate clinical study budget prior to initiation of such Clinical Study.

5.3

Commercialization. Licensee will have sole responsibility for and sole decision-making over all commercialization activities of the Licensed Products for the Indications in the Field of Use, and will be solely responsible for the associated costs of such commercialization activities.

5.4

Manufacturing. Except as otherwise provided in this Agreement or in a Research Program SRA, Licensee will have responsibility for and decision-making authority over all manufacturing activities and associated costs for the clinical development (including GMP manufacturing for Clinical Studies, even if performed by Licensor) and commercialization of the Licensed Products in the Field of Use for the Indications post-TP for such Licensed Product. The Parties may enter into a manufacturing agreement for GMP manufacturing of Licensed Products (including components thereof).

5.5	Regulatory.

5.5.1

Licensee will have responsibility for and decision-making over regulatory activities for the Licensed Products for the Indications in the Field of Use. Licensee will have the right to conduct all communications with Regulatory Authorities, including all meetings, conferences and discussions (including advisory committee meetings), with regard to Licensed Products for the Indications in the Field of Use. Licensee will lead and have control over preparing and submitting all regulatory filings related to the Licensed Products for the Indications in the Field of Use, including all applications for Regulatory Approval. Licensee will own any and all applications for Regulatory Approvals (including INDs), Regulatory Approvals, and other regulatory filings related to the Licensed Product for the Indication in the Field of Use, which will be held in the name of Licensee or its designees.

5.5.2

Licensor will cooperate with any reasonable request from Licensee with respect to obtaining any Regulatory Approval for a Licensed Product for the Indication in the Field of Use including, at Licensee’s cost: (a) making its faculty, employees, consultants and other staff available to assist Licensee upon reasonable notice, (b) responding to questions raised by Licensee, and (c) making available to Licensee, in the form requested by Licensee, information related to the Licensed Products that is necessary to prepare, file, obtain and maintain any Regulatory Approval for such Licensed Product.

5.6

General Diligence. Licensee by itself or through its Affiliates and Sublicensees will use Commercially Reasonable Efforts to actively develop, obtain Regulatory Approval and commercialize at least one Licensed Product within the Field of Use. This obligation shall not prohibit Licensee from terminating this Agreement at any time with respect to any Indication, after which Licensee’s obligation under this Section 5.6 shall only apply to the remaining Indications.

5.7	[***].

5.8

Progress Reports. After the performance of Research Program SRAs by Licensor but prior to the First Commercial Sale of a Licensed Product in the respective Indication, Licensee on an [***] basis, but in no event later than [***], shall submit to Licensor a progress report (each, a “Progress Report”) covering Licensee’s (and any Affiliates’ and Sublicensees’) activities related to the development of all Licensed Products in each Indication and the obtaining of Regulatory Approvals necessary for commercialization of Licensed Products.

5.9	Government and Economic Development Reporting. If Licensor requests, Licensee will provide information for Licensor’s Government and economic development reporting purposes, including the following:

5.9.1

Number and geographic location of new full-time employees created during the past Contract Year; total number and geographic location of full time employees of Licensee at the end of such Contract Year;

5.9.2	Dollar amount of new equity financing received by Licensee during the past Contract Year, and current capitalization, including number and class of outstanding securities;

5.9.3	Location and square footage of facilities; and

5.9.4	Other information required under Federal and state law.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1	Patent Filing Prosecution and Maintenance.

6.1.1

Licensor Patent Rights will be held in the name of Licensor and obtained with counsel authorized to represent Licensor and mutually agreed upon by the Parties (“Patent Counsel”). Licensor will provide Licensee with advance copies of filings of the Licensor Patent Rights and will implement any reasonable comments or suggestions by Licensee with respect to same. Licensor will instruct Patent Counsel to copy Licensee on all correspondence related to Licensor Patent Rights (including copies of each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent or patent application) and to interact with Licensee with respect to the preparation, filing, prosecution and maintenance of Licensor Patent Rights. In the event of a disagreement between Licensee and Licensor regarding a filing for the Licensor Patent Rights or any strategy relating to the filing, prosecution or maintenance of the Licensor Patent Rights, Licensee shall have final decision making with respect to the strategy and any such filing, prosecution or maintenance. Provided that

Licensee is not in breach with respect to reimbursement of Patent Costs, Licensor shall not allow any Licensor Patent Rights for which Licensee is licensed to lapse or become abandoned without Licensee’s written authorization under this Agreement, even if such lapse or abandonment is associated with the filing of continuations, divisionals, or the like that substitute for the lapsed application. For the purposes of this Agreement, “maintenance” of the Licensor Patent Rights includes inter partes patent review proceedings before the USPTO or a similar patent administration outside the US. For further clarity, validity challenges raised in infringement litigation will be handled per Section 6.3, Infringement.

6.1.2

Licensee has the right to request a country filing via a written request to Licensor [***] prior to the deadline set by the patent office in the territory in which filing is to take place (“Prosecution Request”).

6.2	Patent Costs.

6.2.1

Licensee will bear all Patent Costs incurred during the Term after the Effective Date (“Ongoing Patent Costs”), on a pro rata basis (as described below) where applicable. Notwithstanding anything to the contrary in this Agreement, Licensee shall have no obligation to reimburse or bear any Patent Costs for any inter partes patent review proceedings or other post-grant proceedings before the USPTO or any similar patent administration outside the US, to the extent such proceedings are undertaken or such Patent Costs are otherwise incurred without Licensee’s consent or without Licensee’s involvement in such proceedings. For Licensor Patent Rights that are also licensed to one or more other commercial Third Parties, Licensee shall be responsible for payment to Licensor of a pro rata share of such Ongoing Patent Costs based on the number of such licensees for such Licensor Patent Rights. “Patent Costs” means all out-of-pocket costs for the filing, prosecution and maintenance of Licensor Patent Rights, including all accrued attorney fees, expenses, official and filing fees incurred after the Effective Date.

6.2.2

Licensee shall pay such Patent Costs within [***] of receipt of an invoice for such patent actions. For clarity, this Section 6.2.2 shall not apply during any period during the Term where a separate agreement between Licensor and Licensee is in effect regarding direct billing of Licensee by Patent Counsel.

6.2.3

Licensee may, upon [***] advance written notice to Licensor, elect to abandon any patent or patent application included in the Licensor Patent Rights. Upon the effective date of such notice, such patent or patent application shall no longer be part of the License granted to Licensee in Section 3.1 or the Licensor Patent Rights for purposes of this Agreement (including the provisions of this Section 6.2).

6.3	Infringement.

6.3.1

If either Party believes that an infringement by a Third Party with respect to any Licensor Patent Right is occurring or may potentially occur, the knowledgeable Party will provide the other Party with (a) written notice of such infringement or potential infringement and (b) evidence of such infringement or potential infringement (the “Infringement Notice”). Licensee shall not notify such a Third Party (including the infringer) of infringement or put such Third Party on notice of the existence of Licensor Patent Rights without first obtaining the written consent of Licensor, which consent will not be unreasonably withheld, conditioned or delayed. Both Licensor and Licensee will use reasonable efforts to cooperate with each other to terminate such infringement without litigation.

6.3.2

If infringing activity of potential commercial significance has not been abated within [***] following the date the Infringement Notice for such activity was provided, then during the period in which, and in the jurisdiction where, Licensee is the sole licensee of such infringed Licensor Patent Right, Licensee may institute suit for patent infringement of a Licensor Patent Right against the infringer. Licensor may voluntarily join such suit at Licensee’s reasonable expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensee’s suit or any judgment rendered in such suit. If in a suit initiated by Licensee, Licensor is involuntarily joined other than by Licensee, then Licensee will pay any costs reasonably incurred by Licensor arising out of such suit, including any reasonable legal fees of counsel that Licensor selects and retains to represent it in the suit. Licensee shall be free to enter into a settlement, consent judgment or other voluntary disposition, provided that any settlement, consent judgment or other voluntary disposition that (i) limits the scope, validity or enforcement of Licensor Patent Rights or (ii) admits fault or wrongdoing on the part of Licensor must be approved in advance by Licensor in writing. Licensor shall provide Licensee notice of its approval or denial within [***] of any request for such approval by Licensee, provided that (x) in the event Licensor wishes to deny such approval, such notice shall include a detailed written description of Licensor’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition and (y) Licensor shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide such notice within such [***] period in accordance herewith.

6.3.3

If, within [***] following the date the Infringement Notice was provided, infringing activity of potential commercial significance has not been abated and if Licensee has not brought suit against the infringer, then Licensor may institute suit for patent infringement against the infringer. If Licensor institutes such suit, then Licensee may not join such suit without the prior written consent of Licensor and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensor’s suit or any judgment rendered in such suit.

6.3.4

Notwithstanding Sections 6.3.2 and 6.3.3, (a) in the event that any Licensor Patent Rights are infringed by a Third Party prior to the First Commercial Sale of a Licensed Product in the United States or (b) if any of the infringed Licensor Patent Rights are also licensed by Licensor to a Third Party prior to any enforcement action being taken by either Party regarding such infringement, the Parties shall discuss, and will mutually agree, in writing, as to how to handle such infringement by such Third Party.

6.3.5

Any recovery or settlement received in connection with any suit will first be shared by Licensor and Licensee equally to cover any litigation costs each incurred [***]. Any remaining recoveries shall be allocated to Licensee; except for any suit that is initiated by Licensor and in which Licensee was not a party in the litigation, then such recovery in excess of litigation costs will belong to Licensor.

6.3.6

Each Party will reasonably cooperate and assist with the other in litigation proceedings instituted hereunder but at the expense of the Party who initiated the suit (unless such suit is being jointly prosecuted by the Parties). For clarity, such requirement does not require a Party to join a suit unless otherwise specifically required under this Agreement.

6.4

Patent Marking. Licensee shall place in a conspicuous location on any Licensed Product (or its packaging where appropriate and practicable) made or sold under this Agreement a patent notice in accordance with the Laws concerning the marking of patented articles where such Licensed Product is made or sold, as applicable.

6.5

Research Program SRAs. For clarity, all intellectual property arising from or generated during the performance of a Research Program SRA shall be governed by the terms and conditions of this Agreement.

ARTICLE 7

CONFIDENTIALITY & PUBLICATION

7.1

Confidential Information. Licensee shall not disclose Confidential Information to Licensor unless it is anticipated to be necessary or useful to the performance of the Research Program or is reasonably responsive to Licensee’s reporting obligations under this Agreement or any other request of Licensor. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [***] thereafter, the receiving Party (the “Receiving Party”) and its Affiliates will keep confidential and will not publish or otherwise disclose or use for any purpose, other than as provided for in this Agreement, any confidential or proprietary information or materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise), including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the past, present and future marketing, financial, and research and development activities of any product or potential product or useful technology of the Disclosing Party or its Affiliates and the pricing thereof (collectively, “Confidential Information”), which is disclosed to it by the other Party (the “Disclosing Party”) or its Affiliates or otherwise received or accessed by a Receiving Party in the course of performing its obligations or exercising its rights under this Agreement.

7.2

Exceptions to Confidentiality. “Confidential Information” does not include information that (a) was in the lawful knowledge and possession of the Receiving Party or its Affiliates prior to the time it was disclosed to, or learned by, the Receiving Party or its Affiliates, or was otherwise developed independently by the Receiving Party or its Affiliates, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party or its Affiliates; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party or its Affiliates, as evidenced by written records of the Receiving Party or its Affiliates; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party or its Affiliates in breach of this Agreement; or (d) was disclosed to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party or its Affiliates not to disclose such information to others. In the event a Receiving Party is required to make a disclosure under Law or regulation, the order of a court of competent jurisdiction, or the rules of the U.S. Securities and Exchange Commission (including by reason of any securities offering by Licensee), any stock exchange or listing entity, such disclosure will not constitute a breach of this Article 7 provided such Receiving Party shall provide prompt written notice to the Disclosing Party and take all reasonable steps to limit the extent of the disclosure and obtain confidential treatment for any remaining required disclosure.

7.3

Publications. Licensor shall have the first right to publish, publicly present or otherwise publicly disclose Research Results for any purpose, subject to the following provisions; provided, however, that if Licensee provides written request to Licensor to publish, publicly present or otherwise publicly disclose the Research Results, and Licensor does not publish, publicly present or otherwise publicly disclose such Research Results within [***] of such written request, Licensee shall be entitled to publish, publicly present or otherwise publicly disclose such Research Results in accordance with the provisions of this Section 7.3. Any disagreement regarding publications of Research Results during the Research Term shall be determined by the JSC. Licensor shall furnish the Licensee with a copy of any proposed publication, presentation, or other public disclosure at least [***] in advance of the date of such presentation or public disclosure or the submission of said proposed publication in order for Licensee to review and comment on said proposed publication, presentation, or other public disclosure to (a) determine whether such contains any Licensee Confidential Information and (b) enable Licensee to identify any Licensor intellectual property that it wishes Licensor to file patent applications on or to seek other intellectual property protection for. If within the [***] review period (i) Licensee notifies Licensor in writing that the Licensee requires deletion of Licensee Confidential Information from the publication, presentation, or other disclosure, the Parties will cooperate to modify the same to ensure Licensee Confidential Information is not disclosed or (ii) if Licensee requests in writing that publication, presentation, or other disclosure be delayed to allow for patent filings or other intellectual property protection on certain items in the proposed publication, presentation, or other disclosure, Licensor shall delay the same for up to [***] to allow for the filing of patent applications or other intellectual property protection.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

8.1.1	such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

8.1.2	such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

8.1.3

this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; and

8.1.4	such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

8.2

Representation and Warranties of Licensor. Except for the rights, if any, of the Governmental Body, Licensor represents and warrants to Licensee that: (i) Licensor is the owner or agent of the entire right, title, and interest in and to Licensor Patent Rights (other than the right, title and interest of any joint owner identified in Exhibit A), (ii) Licensor has the right to grant licenses hereunder, (iii) to the knowledge of Licensor’s designated office for technology commercialization, Licensor has not knowingly granted and will not grant licenses or other rights under the Licensor Patent Rights that are in conflict with the terms and conditions in the Agreement and (iv) to the knowledge of Licensor’s designated office for technology commercialization, Licensor has not received: (a) any written notice that any of the Licensor Patent Rights are invalid or unenforceable, or (b) any written notice of any actual or threatened claims that the use of or practice of the Licensor Patent Rights, Licensor Know-How, or Licensor Material infringes or misappropriates (or has infringed or misappropriated) the intellectual property of any Third Party.

8.3

Disclaimer of Representations and Warranties. Other than the representations and warranties provided in Sections 8.1 and 8.2 above, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND EXPLICITLY DISCLAIMS ANY REPRESENTATION AND WARRANTY.

ARTICLE 9

INDEMNIFICATION; INSURANCE AND LIMITATION OF LIABILITY

9.1	Indemnification by Licensee.

9.1.1

Licensee shall defend, indemnify and hold Licensor and its respective trustees, officers, faculty, students, employees, contractors and agents (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense, to the extent directly arising from Third Party claims or suits to the extent directly arising from:

(a)

the gross negligence, recklessness or wrongful intentional acts or omissions of Licensee, its Affiliates or Sublicensees and its or their respective directors, officers, employees and agents, in connection with Licensee’s performance of its obligations or exercise of its rights under this Agreement;

(b)	any material breach of this Agreement by Licensee; or

(c)	the development, manufacturing (unless manufactured by Licensor) or commercialization of a Licensed Product by or on behalf of Licensee or its Affiliates or Sublicensees;

provided that Licensee’s obligations pursuant to this Section 9.1 shall not apply to the extent such claims or suits result from the gross negligence or willful misconduct of any of Licensor Indemnitees as determined by a court of law.

9.1.2

As a condition to a Licensor Indemnitee’s right to receive indemnification under this Section 9.1, Licensor shall: (a) promptly notify Licensee as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) reasonably cooperate, and cause the individual Licensor Indemnitees to reasonably cooperate, with Licensee in the defense, settlement or compromise of such claim or suit; and (c) permit the Licensee to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may Licensee compromise or settle any claim or suit in a manner which (a) admits fault or negligence on the part of Licensor or any other Licensor Indemnitee; (b) commits Licensor or any other Licensor Indemnitee to take, or forbear to take, any action, without the prior written consent of Licensor, or (c) grant any rights under the Licensor Patent Rights except for Sublicenses permitted under Article 2. Licensor shall reasonably cooperate with Licensee and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.

9.2	Insurance. Prior to commencement of a Clinical Study of a Licensed Product, Licensee shall maintain insurance during the Term, at its sole cost and expense, of the types and in amounts which are reasonable and customary in the U.S. Pharmaceutical industry for companies of comparable size and activities obtained from a reputable insurer to protect against potential liabilities and risk arising out of the activities to be performed under this Agreement and upon such terms (including coverages and deductible limits) as are customary in the U.S. pharmaceutical industry generally for that activities to be conducted by Licensee under this Agreement. Upon written request from Licensor, Licensee shall provide written evidence (e.g., certificates) of such insurance to Licensor.

9.3

LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES ARISING FROM A BREACH OF ARTICLE 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.

ARTICLE 10

TERM AND TERMINATION

10.1

Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless terminated sooner as provided below, shall continue in full force and effect on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last Valid Claim of the Licensor Patent Rights in such country for such Licensed Product. Upon expiration of such Agreement with respect to such Licensed Product, Licensee shall have a fully-paid up right and license.

10.2

Termination of the Agreement for Convenience. At any time after the Research Term, Licensee may, at its convenience, terminate this Agreement in its entirety or terminate this Agreement with respect to any Licensed Product for an Indication in the Field of Use on a Licensed Product-by-Licensed Product basis, upon providing at least [***] prior written notice to Licensor of such termination.

10.3	Termination For Cause.

10.3.1

If either Party materially breaches any of its material obligations under this Agreement, the non-breaching Party may give to the breach Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement. If such breach is not cured within [***] of such notice, such termination shall become effective upon a notice of termination by the terminating Party thereafter. Provided however, if there is a dispute on whether a material breach occurred or if a breach was material such termination is tolled pending resolution of such dispute and the License shall remain in effect during such period.

10.3.2

Either Party may terminate this Agreement, upon written notice, with immediate effect if, at any time, the other Party is unable to pay its debts when they come due, or files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition for the appointment of a receiver or trustee of such Party or of its assets, or if such Party proposes a written agreement of composition or extension of its debts, or if such Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [***] after the filing thereof, or if such Party is a party to any dissolution or liquidation, or if such Party makes an assignment for the benefit of its creditors of all or substantially all its assets (in each case, “Bankruptcy Action”).

10.4	Effects of Termination.

10.4.1

Notwithstanding the termination of this Agreement, the following provisions shall survive: Sections 6.2, and 10.4 and Articles 1, 7, 8, 9, and 11. Furthermore, where this Agreement is terminated in relation to fewer than all of the Indications or Licensed Products (as provided above), it will remain in effect as to the non-terminated Indication(s) or non-terminated Licensed Product(s).

10.4.2

Termination of this Agreement shall not relieve the Parties of any obligation or liability that, at the time of termination, has already accrued hereunder, or which is attributable to a period prior to the effective date of such termination. Termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

10.4.3

If this Agreement is terminated for any reason, all outstanding Sublicenses (including all Sublicense Documents for each Sublicense) not in default will be assigned by Licensee to Licensor, and such assignment will be accepted by Licensor. Each assigned Sublicense will remain in full force and effect with Licensor as the licensor or sublicensor instead of Licensee, but the duties and obligations of Licensor under the assigned Sublicenses will not be greater than the duties of Licensor under this Agreement, and the rights of Licensor under the assigned Sublicenses will not be less than the rights of Licensor under this Agreement, including all financial consideration and other rights of Licensor. Licensor may, at its reasonable discretion, amend such outstanding Sublicenses to contain the terms and conditions found in this Agreement. [***]. Where this Agreement is terminated in relation to fewer than all of the Indications or Licensed Products (as provided above), the foregoing paragraph will not apply to the extent any Sublicense pertains to any non-terminated Indication(s) or Licensed Product(s).

10.4.4

Within [***] days of termination of this Agreement or any Indication (other than termination by Licensee pursuant to Section 10.3), Licensee shall pay Licensor all costs through the effective termination date per any Research Program SRA as well as all commitments related to the performance of the Research Program SRAs (i.e., all costs or non-cancellable commitments incurred prior to the receipt, or issuance, by Licensor of the notice of termination, and the cost of each employee, student and faculty member to the extent supported under the Research Program SRA until the effective date of termination; and subject to Licensor’s written notification to Licensee and Licensee’s acknowledgement of all costs and non-cancellable commitments as they arise) incurred by Licensor under this Agreement, or for the terminated Indication, as applicable.

ARTICLE 11

ADDITIONAL PROVISIONS

11.1

Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

11.2	Expenses. Except as otherwise provided in this Agreement, [***].

11.3	Third Party Beneficiary. The Parties agree that each Sublicensee is a third party beneficiary of this Agreement with respect to Section 10.4.3.

11.4

Use of Names. Licensee, its Affiliates and Sublicensees may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Licensor or any Licensor school, organization, employee, student or representative, without the prior written consent of Licensor. Notwithstanding the foregoing, Licensee may use the name of Licensor in a non-misleading and factual manner solely in (a) executive summaries, business plans, offering memoranda and other similar documents used by Licensee for the purpose of raising financing for the operations of Licensee as related to Licensed Product, or entering into commercial contracts with Third Parties, but in such case only to the extent necessary to inform a reader that the Licensor Patent Rights and/or Licensed Know-How (subject to the provisions of Section 7) has been licensed by Licensee from Licensor, and/or that Licensee is collaborating with Licensor on the Research Program, and to inform a reader of the identity and published credentials of inventors of intellectual property, and (b) any securities reports required to be filed with the Securities and Exchange Commission.

11.5

No Discrimination. Neither Licensor nor Licensee will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status.

11.6

Successors and Assignment. The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns. Licensee may assign or transfer this Agreement or any of its rights or obligations created hereunder, in whole or in part to (a) an Affiliate, or (b) to any Third Party, without the prior written consent of Licensor.

11.7

Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.8

Entire Agreement of the Parties; Amendments. This Agreement, the Exhibits and Appendices or Schedules hereto, and the Equity Issuance Agreement constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.9

Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Texas, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the state of Texas. Nothing in this Agreement shall constitute a waiver of sovereign immunity by System or UT Southwestern.

11.10

Dispute Resolution. If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute (in accordance with the provisions of Section 2.9 as applicable); provided, however, that the foregoing will not prohibit either Party from (a) immediately seeking and/or obtaining preliminary injunctive or other equitable relief for any actual or threatened breach of confidentiality by the other Party or (b) submitting a dispute (subject to the provisions of Section 2.9 as applicable) to the jurisdiction of, and venue in, the state and Federal courts located in the Northern District of Texas.

11.11

Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, [***] after deposit in the United States mail; if sent via courier, [***] after deposit with the courier service; or if sent via facsimile, upon receipt of confirmation of transmission provided that a confirming copy of such notice is sent by certified mail, postage prepaid, return receipt requested.

For Licensor

UT Southwestern Medical Center [***]

For Licensee:	with a copy to

Taysha Gene Therapies, Inc.	[***]
[***]

11.12

Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. Except as otherwise provided herein, all rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.13

Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.14

Export Compliance. Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR), and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (a) ITAR and EAR product/service/data-specific requirements; (b) ITAR and EAR ultimate destination-specific requirements; (c) ITAR and EAR end user-specific requirements; (d) Foreign Corrupt Practices Act; and (e) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of applicable U.S. laws and regulations. Licensee will include a provision in its agreements, substantially similar to this Section 11.14, with its Sublicensees, third party wholesalers and distributors, and physicians, hospitals or other healthcare providers who purchase a Licensed Product, requiring that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

11.15

Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, Schedules and Exhibits to, this Agreement unless the context shall otherwise require. Unless the context otherwise requires, countries shall include territories. References to any specific Law or article, section or other division thereof, shall be deemed to include the then-current amendments or any replacement Law thereto.

11.16

Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		TAYSHA GENE THERAPIES, INC.

By	/s/ Arnim Dontes	By	/s/ RA Session II
	Arnim Dontes		RA Session II
	Executive Vice President for Business Affairs		Founder
UT Southwestern Medical Center

Date	11/21/2019	Date	11/19/19

Approved as to Content:

By	/s/ Claire Aldridge
Claire Aldridge, Ph.D.
Associate Vice President,
Commercialization and Business Development UT Southwestern Medical Center

Date	11/20/2019

[Signature Page to Research, Collaboration & License Agreement]

Exhibit A

Licensor Patent Rights

[***]

Exhibit B

Equity Issuance Agreement

[***]